SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 12, 2003

Alcan Inc.
(Exact name of Registrant as specified in its charter)

Canada
(State or other jurisdiction of incorporation)

1-3677	Inapplicable
Commission File Number	(I.R.S. Employer Identification No.)

1188 Sherbrooke Street West, Montreal, Quebec, Canada H3A 3G2
(Address of principal executive offices, including postal code)

(514) 848-8000
(Registrant's telephone number, including area code)

ITEM 5. Other Matters

On September 12, 2003, Alcan Inc. ("Alcan") announced that the Board of Directors of Pechiney has agreed to recommend Alcan's proposed revised mixed cash/share offer of up to €48.50 per Pechiney share, consisting of €47.50 per share plus a €1 per share supplement if the tender results reach more than 95% of capital and voting rights of Pechiney.

The terms of the revised offer are the following:

Pechiney Ordinary Shares/Bonus Allocation Rights (for 10 rights)/American Depositary Shares (2):
Pure Mixed Cash and Share Public Offer - no subsidiary cash or share offers.
Cash: €24.60 per Pechiney share, subject to increase as described below.

Alcan shares: €22.90 in Alcan shares per Pechiney share; each Alcan share will be valued at the greater of (x) €27.40 or (y) the volume-weighted average of the Alcan stock price on the New York Stock Exchange for 10 trading days chosen at random from the 30 trading days ending the 6th trading day prior to end of the acceptance period (with each day's price expressed in euros based on the US$/€ exchange rate for the same 10 trading days);

On the date that the value of the Alcan shares for purposes of the Offer is set and publicly announced, i.e., 5 trading days prior to the end of the Offer period, Alcan may, at its discretion and subject to the consent of the sponsoring banks to the Offer, choose to replace any portion of the Alcan share consideration component with cash in an amount equal to the value of the Alcan shares so replaced determined on the same basis.

Pechiney OCEANEs:

Cash: €83.40 per Pechiney OCEANE, subject to increase as described below.

Contingent Increase in Offer Price:

If the Offer is successful and more than 95% of Pechiney's share capital and voting rights on a fully diluted basis are tendered in the Offer (including any reopened offer pursuant to Article 5-2-3-1 of the CMF Regulation), Alcan will provide all Pechiney shareholders that have tendered their shares with an additional €1 in cash per tendered share. In this event, Alcan will provide each holder of Pechiney OCEANE tendering OCEANEs an additional €0.40 per tendered OCEANE.

Assuming an exchange rate of US$1.1307 per euro (the Federal Reserve Bank of New York noon buying rate on September 12, 2003), the maximum number of Alcan shares to be issued under the terms of the revised offer is approximately 65.1 million.  Assuming the maximum number of Alcan shares is issued, the total cash consideration, including the OCEANEs, would amount to approximately US$3.00 billion.  Should Alcan choose to replace the total Alcan share consideration component with cash, the total cash consideration, including the OCEANEs, would amount to approximately US$5.02 billion.

The revised offer is subject to approval by the Conseil des Marchés Financiers - CMF - (France).

The revised offer is conditional on a more than 50% acceptance level and on "Phase I" approval by the competition authorities in the European Union and in the United States.

Alcan will be filing with the Securities and Exchange Commission a revised registration statement to register the Alcan Common Shares to be issued in the proposed transaction, including related tender/exchange offer materials.   Investors and Pechiney securityholders are urged to read the registration statement and related tender/exchange offer materials (when available) and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, which contain important information.  Investors and Pechiney securityholders may obtain a free copy of the registration statement and related tender/exchange offer materials (when available) and other relevant documents at the SEC's Internet web site at www.sec.gov and Pechiney securityholders will receive information at an appropriate time on how to obtain transaction-related documents for free from Alcan.

This communication is for informational purposes only. It shall not constitute an offer to purchase or buy or the solicitation of an offer to sell or exchange any securities of Pechiney, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The solicitation of offers to buy Alcan Common Shares will only be made pursuant to a prospectus and related materials that Alcan expects to send to Pechiney securityholders. These securities may not be sold, nor may offers to buy be effected prior to the time the registration statement becomes effective. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

FORWARD-LOOKING STATEMENTS

Certain statements made in this report are forward-looking statements. Although Alcan's management believes that the expectations reflected in such forward-looking statements are reasonable, readers are cautioned that these forward-looking statements by their nature involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. Many factors could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements, including those listed under "Cautionary Statement Concerning Forward-Looking Statements " and "Risk Factors" in the preliminary prospectus included in the registration statement we intend to file with the Securities and Exchange Commission. See the previous paragraph for information about how you can obtain a free copy of the registration statement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALCAN INC.
By	/s/ Roy Millington
Roy Millington
Corporate Secretary

Date: September 15, 2003